Exhibit 10.13

LATIGO BIOTHERAPEUTICS, INC.

October 25, 2024

Timothy P. Walbert

Re: Independent Chair Position on the Board of Directors of Latigo Biotherapeutics, Inc.

Dear Tim:

It is my sincere pleasure to offer you the opportunity to join the Board of Directors (the “Board”) of Latigo Biotherapeutics, Inc. (the “Company”) as its independent Chair.

If you accept this offer, we will immediately seek the necessary stockholder consent to elect you to the Board and the Board’s consent to elect you as Chair. As Chair and a Board member, you will participate in regularly scheduled and special Board meetings, participate in conference calls of the Board, meet or otherwise periodically confer with Company executives, and provide assistance to the Company’s executive team with occasional meetings, site visits, conference calls and advice on an as-needed basis.

In connection with your appointment to the Board, you shall receive, subject to Board approval and pursuant to the Company’s 2019 Stock Plan (the “Plan”), an option (the “Option”) to purchase a number of shares of the Company’s Common Stock (the “Common Stock”) equal to 0.75% of the Company’s fully diluted outstanding capitalization as of the date of your appointment. The exercise price of the Option will be equal to the fair market value of the Common Stock on the date of grant as determined by the Board. The Option will vest monthly in equal increments over a 48-month period, starting on the date of your appointment to the Board and contingent on your continued service on the Board. Immediately prior to the effectiveness of a change of control of the Company (as defined in the stock option agreement relating to the Option and/or the Plan), all of your outstanding unvested options would accelerate in full. All other terms and conditions of the Option will be set forth in the Plan and the Company’s form of stock option agreement, grant notice, exercise notice and other documents relating to the Plan, as approved by the Board.

For so long as you are a member of the Board, the Company will provide you with annual cash compensation equal to $100,000 paid in accordance with the Company’s payroll practices; provided, that your cash compensation shall be subject to any applicable non-employee director compensation policies as may be adopted by the Board from time to time. In addition, as a member of the Board, the Company will reimburse you for reasonable travel and other expenses to attend Board meetings and other Board-related functions, in accordance with the Company’s reimbursement policies.

You will not be an employee or agent of the Company and will have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes or other withholdings. Any taxes shall be solely your responsibility.

In your capacity as a director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any current or former employer or other person or entity to whom you have an obligation of confidentiality. You acknowledge that as a result of your service as a director you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates. You also represent and warrant that you have the full right and power to enter into and perform this letter agreement and there is no other existing contract or duty on your part inconsistent with the terms of this letter agreement (including, but not limited to, any conflict of interest policy).

To avoid conflicts of interest, it is expected that directors will disclose any personal interest they may have in a transaction that the Board considers or in which the Company otherwise is a party. Directors shall recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of the Company. Any such “related party transaction” involving a director must be reviewed and approved by the Board (or a committee designated by the Board). As with all directors, your service as a director will be in accordance with the Company’s charter documents, including the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and applicable law.

This letter, along with the Indemnity Agreement attached hereto as EXHIBIT A and the stock option documentation referred to herein, constitutes the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of the Company. We look forward to your favorable reply and to a productive future relationship.

Sincerely,

LATIGO BIOTHERAPEUTICS, INC.

By:	/s/ Nima Farzan
Nima Farzan
Chief Executive Officer

Accepted and Agreed:

/s/ Timothy P. Walbert Timothy P. Walbert	October 25, 2024 Date

EXHIBIT A

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